EX-28.d.4.c.1

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE MUTUAL FUNDS,

NATIONWIDE FUND ADVISORS

AND BAILARD, INC.

Effective June 4, 2013

As Amended January 1, 2026*

Funds of the Trust	Subadvisory Fees
Nationwide Bailard Small Cap Value Fund (formerly, Nationwide Bailard Cognitive Value Fund)	0.325% on Subadviser Assets up to $500 million 0.300% on Subadviser Assets of $500 million and more

Nationwide Bailard International Equities Fund	0.325% on Subadviser Assets up to $1 billion
0.300% on Subadviser Assets of $1 billion and more

Nationwide Bailard Technology Fund (formerly, Nationwide Bailard Technology and Science Fund)	0.325% on Subadviser Assets up to $500 million 0.300% on Subadviser Assets of $500 million and more but less than $1 billion 0.275% on Subadviser Assets of $1 billion and more

*As approved at the Board of Trustees Meeting held on December 9-10, 2025.

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE MUTUAL FUNDS

By: /s/ Joe Aniano
Name: Joe Aniano
Title: President

ADVISER
NATIONWIDE FUND ADVISORS

By: /s/ Joe Aniano
Name: Joe Aniano
Title: President

SUBADVISER
BAILARD, INC.

By: /s/ Sonya Mughal
Name: Sonya Mughal
Title: Chief Executive Officer